Exhibit 99

1360 Porter Street • Dearborn, MI 48124

Phone (313) 565-5700 • Fax (313) 561-2291

DEARBORN BANCORP REPORTS SECOND QUARTER EARNINGS

     DEARBORN, Michigan, July 19, 2005 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today reported that its earnings for the Second Quarter of 2005 were $1,412,000 or $0.26 per fully diluted common share. For the same period one year earlier, earnings were $1,390,000 or $0.36 per diluted share, making the year-to-year increase 1.6 percent. For the first six months of 2005, earnings were $3,177,000 or $0.59 per fully diluted common share, 23.9 percent more than earnings of $2,564,000 or $0.68 per diluted share reported for the First Half of 2004.

     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank issued his organization’s earnings report. He commented, “Our earnings from day-to-day operations for 2005 have continued to reflect the positive trend of recent years. During the Second Quarter, however, we reduced earnings to reflect a $696,000 decline in the fair market value of 80,000 shares of Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock that we purchased in 2001. We had previously recorded this decline in market value as an unrealized loss on securities and deducted it from the capital accounts of the Company. Now, we have reclassified this unrealized loss as an other than temporary loss in our earnings statements in accordance with Financial Accounting Standard 115 and Securities and Exchange Commission Staff Accounting Bulletin 59.”

     Ross went on to say, “This decline in the market value of the Freddie Mac preferred shares reflects the changes in the interest rate environment and discovery of certain accounting irregularities at Freddie Mac and Fannie Mae that were announced in 2004.”

     During the 12 months ended June 30, 2005, the Company’s total assets increased 47.3 percent to $700,493,000, total deposits went up 43.1 percent to stand at $580,615,000 and total loans grew by 44.6 percent to $635,718,000. The return on average total assets was 0.81 percent during the Second Quarter and 0.93 percent during the First Half of the year. The return on average stockholders’ equity was 7.22 percent during the Second Quarter and 8.24 percent during the first six months. It should be noted that returns on equity and earnings per share in 2004 and 2005 are not directly comparable because of the Company’s successful stock offering in July, 2004.

     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Contact: Michael J. Ross, President & CEO or Jeffrey L Karafa, CFO at (313) 565-5700.

Forward-Looking Statements

     This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

     Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between the ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Six months ended
	June 30		June 30

Condensed Statement of Income:	2005	2004	2005	2004
Interest income	$10,638	$6,849	$20,530	$13,347
Interest expense	3,973	2,034	7,285	4,048

Net interest income	6,665	4,815	13,245	9,299
Provision for loan losses	279	281	743	505

Net interest income after provision	6,386	4,534	12,502	8,794

Other than temporary impairment of securities	(696)	—	(696)	—
Non-interest income	402	419	803	725
Non-interest expense	3,954	2,848	7,797	5,639

Net income before taxes	2,138	2,105	4,812	3,880
Income tax provision	726	715	1,635	1,316

Net income	$1,412	$1,390	$3,177	$2,564

Share Data:
Weighted avg no. of shares outstanding — basic	5,074,978	3,444,881	5,063,122	3,431,394
Weighted avg no. of shares outstanding — diluted	5,418,218	3,810,506	5,419,207	3,779,934
Period end shares outstanding			5,080,130	3,458,300

Per Common Share Data:
Net income, basic	$0.28	$0.40	$0.63	$0.75
Net income, diluted	$0.26	$0.36	$0.59	$0.68
Closing Stock Price			$25.90	$26.30
Book Value			$15.52	$10.78

Selected Financial Ratios
Return on average stockholders’ equity	7.22%	15.08%	8.24%	14.16%
Return on average total assets	0.81%	1.17%	0.93%	1.11%
Average equity to average total assets	11.19%	7.77%	11.31%	7.81%

Condensed Balance Sheet:	June 30	Dec. 31	June 30
	2005	2004	2004

Assets
Cash and equivalents	$20,433	$20,869	$11,306
Mortgage loans held for sale	2,373	1,692	1,415
Investment securities, available for sale	20,791	22,197	13,957
Loans	635,718	587,562	439,776
Allowance for loan losses	(6,616)	(5,884)	(4,894)
Premises and equipment	14,004	13,124	10,404
Goodwill and intangible assets	7,918	7,982	—
Other assets	5,872	5,120	3,488

Total assets	$700,493	$652,662	$475,452

Liabilities and stockholders’ equity
Deposits	$580,615	$540,880	$405,830
Federal Home Loan Bank advances	25,614	20,614	20,638
Securities sold under agreements to repurchase	3,201	4,115	—
Other liabilities	2,208	2,449	1,709
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	78,855	74,604	37,275

Total liabilities and stockholders’ equity	$700,493	$652,662	$475,452

Other Data:
Nonperforming loans to total loans	0.35%	0.47%	0.45%
Net charge-offs to average loans	0.00%	0.00%	-0.02%
Net interest margin, YTD	4.10%	4.04%	4.21%